Milbank, Tweed, Hadley & McCloy
1 Chase Manhattan Plaza
New York, NY  10005


                                    March 8, 1996


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

             Re:  Central and South West Corporation
                  Certificate of Notification to Form U-1
                  Application-Declaration (File No. 70-8423)

Gentlemen and Ladies:

     We refer to the Form U-1 Application-Declaration (File No. 70-8423) under the Public Utility Holding Company Act of 1935, as amended (the "Application-Declaration"), and the Certificate of Notification thereto, filed by Central and South West Corporation, a Delaware corporation and a registered holding company ("CSW"), CSW Energy, Inc., a Texas corporation and a wholly-owned nonutility subsidiary of CSW ("Energy"), and CSW International, Inc., a Delaware corporation and a wholly-owned nonutility subsidiary of CSW ("CSWI"). The Certificate of Notification relates to the issue and sale of 15,525,000 shares of CSW's Common Stock, par value $3.50 per share (the "Common Stock"). As contemplated by the Application-Declaration, the proceeds from the sale of the Common Stock were used to repay a portion of the indebtedness incurred by CSW in connection with the acquisition of SEEBOARD plc, a foreign utility company. In connection with the Application-Declaration and the Certificate of Notification, we have acted as counsel for CSW, Energy and CSWI (collectively, the "CSW Entities") and, as such counsel, we are familiar with the corporate proceedings taken by the CSW Entities in connection with the issuance and sale of the Common Stock as described in the Application-Declaration and Certificate of Notification.

     In connection with rendering the opinions expressed below, we have examined such corporate records of the CSW Entities and other documents as we have deemed necessary as a basis for the opinions expressed below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. As to various questions of fact material to such opinions, we have, when relevant facts were not independently established, relied upon certificates of appropriate representatives of each of the CSW Entities and other appropriate persons and statements contained in the Application-Declaration.

     Based upon and subject to the foregoing and subject also to the qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

          1. CSW is validly organized and duly existing under the laws of the State of Delaware.

          2. All state laws applicable to the issue and sale of the Common Stock as described in the Application-Declaration and the Certificate of Notification, other than the state securities or "blue sky" laws of various states as to which we express no opinion, have been complied with.

          3. The Common Stock has been validly issued and is fully paid and non-assessable, and the holders thereof are entitled to the rights and privileges appertaining thereto set forth in CSW's Second Restated Certificate of Incorporation, as amended.

          4. The issue and sale of the Common Stock as described in the Certificate of Notification has been carried out in accordance with the terms and conditions of the Application-
Declaration and the Certificate of Notification.

          5. The issue and sale of the Common Stock as described in the Certificate of Notification did not violate the legal rights of the holders of any securities issued by any of the CSW Entities or any associate company of any of the CSW
Entities.

          In rendering the opinions hereinabove expressed, we have relied upon opinions of other counsel to CSW who are qualified to practice in jurisdictions pertaining to the transactions described above in which we are not admitted to practice. The foregoing opinions are limited to matters involving the federal laws of the United States of America and the General Corporation Law of the State of Delaware, and we do not express any opinion as to the laws of any other jurisdiction. We hereby consent to the use of this opinion as an exhibit to the Certificate of Notification.

                              Very truly yours,

                              /s/ MILBANK, TWEED, HADLEY & MCCLOY
                              Milbank, Tweed, Hadley & McCloy